Exhibit 3.2

TRANSLATION FROM HEBREW

The Companies Law, 5799-1999

A Company Limited by Shares

Articles of Association

of

L. I. M. S. LABORATORY INFORMATION AND
MANAGEMENT SYSTEMS LTD.

Interpretation

1.	(a)	In these Articles:

Words	Their Meaning
The Company	The aforementioned company.

The Companies Law	The Companies Law, 5759-1999, as amended in the future or as it shall be in force from time to time, including any Law that replaces it.

The Law	The Companies Law, the Companies Ordinance [New Version], 5743-1983, the Securities law, 5728-1968 and any Law in force in relation to companies that applies to the Company at that time.

These Articles	The Articles of Association of the Company in the form contained herein or as modified from time to time.

The Office	The Registered Office of the Company wherever situated from time to time.

Writing	Print, lithographs, photography and any other form of setting or imprinting of words in a visible manner.

Month	A Gregorian month.

Anything stated in the singular includes the plural by implication and vice versa. Anything stated in the male gender also includes the female by implication and vice versa. Any reference to a person - includes a corporate body.

Except as aforesaid, every word and expression contained in these Articles shall have the meanings assigned to them in the Companies Law, unless there is any conflict with the written subject matter or its content.

(b)	The provisions which can be contracted out in the Companies Law shall apply to the Company in so far as there is no contradiction between them and the provisions of these Articles.

Aims of the Company

2.	The aims of the Company are to engage in any lawful business and occupation.

Capital of the Company

3.	(a)	The share capital of the Company is 15,000,000 new shekels (fifteen million new shekels) divided into 15,000,000 (fifteen million) ordinary shares with a nominal value of NIS 1 each.

(b)
Each of the Company’s fully paid up shares entitles its holder to participate and vote in meetings of the Company, and each of the Company’s shares will entitle its holder who is present at a meeting to participate and vote, either in person or by proxy, to one vote - both in a vote on a show of hands and also in a vote according to a ballot.

(c)
The Company’s shares of all classes confer on their holders equal rights to participate in distributions of dividends, either in cash or in specie, in distributions of assets or in any other distribution, pro rata to the amounts of capital that were paid up or were treated as having been paid up on the nominal value of the shares held by them.

(d)
The Company’s shares of all classes shall have equal rights in all matters pertaining to the repayment of capital and participation in a distribution of surplus assets of the Company in the event of a winding up, pro rata to the amounts of capital that were paid up or that were credited as having been paid up on their nominal value.

Limitation of Liability

4.	(a)	Liability of the shareholders for the Company’s debts is limited to the nominal value of the shares that they hold.

(b)
Where the Company has allotted shares for a consideration that is less than their nominal value, including bonus shares, liability of the shareholders shall be limited to the consideration received for such shares.

The Company’s Shares

5.	Where two or more persons are registered as the holders of the share jointly, any one of them may give binding receipts for any dividend or other moneys in relation to such share.

(a)
A shareholder is entitled to receive from the Company free of charge, within a period of two complete months after the allotment or registration of the transfer (unless the terms of the issue prescribe a longer period of time), one share certificate in respect of all the shares that are registered in his name. The share certificate shall give details of the number of shares and their serial numbers and the amount paid to the Company for them. In the case of a share that is jointly owned the Company will not be bound to issue more than one certificate to all the joint holders and delivery of such a certificate to one of the joint holders shall be deemed delivery to all of them.

(b)	Every share certificate shall bear the Company’s seal with the addition of signatures of the persons who are duly empowered to bind the Company by their signatures.

(c)
A share certificate that has been destroyed, spoilt, defaced or lost, may be renewed on the basis of such proof and guarantees as may be required by the Board of Directors, and in the case of a spoilt or defaced certificate - after the old certificate has been returned, and in any event - after payment of such sum of money as shall be prescribed by the Board of Directors from time to time.

Calls for payment

6.
If under the terms of allotment of shares, there is no date prescribed for payment of any part of the price that has to be paid for them, the Board of Directors may from time to time make calls for payment from the shareholders for such monies as have not yet been paid for the shares that they are holding and every shareholder will be bound to pay the Company the amount required from him, on condition that he receives prior notice of 14 days as to the date and place of the payment, at the time and place prescribed as aforesaid. A call for payment may be cancelled or postponed to another date, all as shall be decided by the Board of Directors.

(a)	The date of a call for payment shall be the date on which the Directors have resolved to issue the call for payment.

(b)	Joint holders of a share are jointly and severally liable for payment of the call.

7.
In the event that a call for payment on account of shares has not been paid on the date intended for payment, or beforehand, the shareholder or the person to whom they have been allotted will be bound to pay interest on the amount of the call at such rate as shall be stipulated by the Board of Directors and which shall not exceed the normal interest charged in banks in Israel on current loan accounts commencing from the date designated for payment and ending on the date of payment, as well as expenses, if any are incurred.

The Board of Directors may waive some or all of such interest as well as expenses.

8.	(a)
Any amount which according to the terms of the allotment of shares must be paid at the time of such allotment or on a prescribed date, shall for the purposes of these Articles be deemed to be an amount in respect of which a call for payment has been duly made, and the payment date is the date prescribed for payment, and in the event of non-payment all sections of these Articles that deal with unpaid calls for payment shall apply, including the provisions as to payment of interest and expenses, forfeiture of shares, etc.

(b)
At the time of an allotment of shares the Board of Directors may provide for distinctions as between the allottees in relation to the amounts and dates of payments required from them on account of their shares.

9.
A shareholder will not be entitled to receive a dividend or bonus shares or participate in a distribution, nor will he be entitled to participate or vote in shareholders meetings or exercise any other right that he has as a shareholder, unless he has paid all calls for payment that have been issued in respect of his shares irrespective of whether he holds them alone, or together with another person, with the addition of interest and expenses, if any expenses are incurred.

10.
The Board of Directors may if it sees fit, accept from a shareholder who wishes to pay in advance for the shares allotted to him, some or all of the monies that are due on account of his shares, in addition to amounts which have in actual fact been called up, and it may also pay him interest on such amounts as he has paid in advance on such part of them as exceeds the amount which at the given time has been called up on account of the shares in relation to which such payment was made in advance, and at such rate as shall be agreed between the Board of Directors and the shareholder.

Forfeiture of Shares

11.
In the event of a shareholder not having wholly or partially complied with a call for payment up to the date prescribed for settlement thereof, the Board of Directors may at any time thereafter and throughout the period in which the call for payment or part of it is unpaid, give notice to the shareholder and demand payment from him of the unpaid amount, with the addition of interest and any other expenses that have been incurred as a result of such non-payment.

12.
The notice, as stated in Article 14, shall prescribe another day (that is not earlier than 30 days from the date of the notice) on or by which the unpaid amount is to be paid with the addition of interest and all such expenses as have been incurred as a result of such non-payment and shall designate the place for such payment. The notice shall also specify that non-payment on the prescribed date or previously at the specified place, is liable to lead to forfeiture of the shares in relation to which payment has been demanded.

13.
If the demands contained in the aforementioned notice are not complied with, it shall be permissible at any time thereafter, and before such payment, interest and expenses as have been demanded in the notice have been settled, to forfeit any share in respect of which the aforementioned notice has been given in accordance with a resolution of the Board of Directors. Forfeiture of shares shall include all the dividends on such shares which have not been paid prior to such forfeiture even where they have been declared.

14.
The Board of Directors may sell or otherwise dispose of any share that has been forfeited, in such manner as it shall decide, without it having to take account of any amount that has been paid up or is deemed to have been paid up for such share. Where the proceeds of sale of shares that have been forfeited exceed the amount due for them from the shareholder whose shares have been forfeited - the shareholder will not be entitled to a refund of that part of the consideration that he paid for them.

15.	The Board of Directors may at any time, prior to the date on which a forfeited share is sold, revoke such forfeiture on such terms as it shall decide.

16.
A shareholder whose shares have been forfeited will be bound to pay the Company, notwithstanding such forfeiture, all the calls for payment which have not been paid in relation to such shares prior to forfeiture, with the addition of interest up to the date of payment in exactly the same way as if the shares have not been forfeited, and shall meet all such claims and demands as the Company would have been able to enforce in relation to the shares up to the date of forfeiture without deduction or discount in respect of the value of the shares on the date of forfeiture. The aforementioned obligation of the shareholder will terminate after the Company receives from the sale of such shares, full consideration for the shares that have been forfeited, with the addition of interest up to the date of payment and with the addition of expenses in respect of such forfeiture. Forfeiture of a share will at the time of such forfeiture cause a revocation of any right in the Company and any claim or demand against it in relation to such share.

17.
Where the proceeds received from sale of the forfeited shares exceed the debt to the Company for them, the former shareholder will be entitled to a refund of the partial consideration that he gave for them, if any was given, provided that the consideration remaining in the possession of the Company shall not be less than the consideration to which the former shareholder was committed, with the addition of interest up to the date of payment and with the addition of such expenses as are incidental to the sale.

Transfer of Shares

18.	Any transfer of shares shall be made in writing in any normal or usual form or in any other form that is accepted by the Board of Directors and may be under hand only.

19.	A transfer deed shall be signed by the transferor or his representative and also (except in a case of a transfer of fully paid shares) by the recipient of the transfer or his representative.

20.
In the case of a transfer of fully paid up shares there is no need for the signature of a witness to verify the signatures on the transfer deed and the Board of Directors may in such a case, either waive generally or in respect of a class or classes of transfers, the need for signature of the transfer deed by the recipient of the transfer.

The transferor shall continue to be deemed the holder of the shares being transferred until the name of the recipient of the transfer is registered in the register of shareholders in relation to such shares.

21.	The Board of Directors may make a transfer of shares that are not fully paid up conditional on full payment of consideration for the shares prior to registration of the transfer.

Fully paid up shares are transferable without the necessity of approval of the Board of Directors.

(a)	The Company shall change the registration of the shareholders in the Register of Shareholders, in each of the following cases:

(1)
Where a transfer deed has been delivered to the Company together with certificates of the shares that are about to be transferred and any other proof that the Company may require as to the identity of the transferor, the right of title of the transferor or his right to transfer the shares. All transfer deeds that are registered shall remain in the Company’s possession, but any transfer deed which the Board of Directors refuses to register shall be returned to the party who delivered it, at his request.

(2)	Where it has been proved to the Company that the conditions for the disposal of such right have been duly satisfied.

(3)	Where a Court Order has been served on the Company for an amendment of the register.

22.
The transfer books and register of shareholders, the register of debenture holders and holders of debenture stock (if any) may be closed for such period of time as the Board of Directors sees fit provided that the period of closure of any aforementioned book and register shall not exceed 30 days in any year.

Mortgage of the Shares

23.
The Company shall have a first charge over all the shares that are not fully paid up, which are registered in the name of any shareholder, either alone or jointly with others, and over the proceeds of sale thereof, in relation to monies (whether or not payment therefor has fallen due), payment of which has already been demanded or that are due to be paid at a prescribed time, in respect of such a share. The Company shall also have a right of charge over all such shares, apart from shares whose price has been fully paid up, as are registered in the name of a shareholder, as security for the monies that are due to the Company from him or from his assets, whether he is personally liable or is liable jointly with others. Such a charge shall also apply over such dividends as are declared from time to time in relation to such shares. Registration of a transfer of shares shall be deemed a waiver on the part of the Company of its charge (if it has one) on such shares, unless it has been otherwise agreed.

24.
For the purpose of realizing such a charge the Board of Directors may sell the shares to which the charge applies, in such manner as it shall see fit, but shall not effect a sale other than after the date for payment has become due and after the written notice has been given to such shareholder or to his legal representatives as to the Company’s intention to sell them, and neither he nor they have paid, settled or satisfied the aforementioned debts or obligations within 14 (fourteen) days after the date of the notice.

25.
The net proceeds of any such sale, after payment of expenses of the sale, shall be used to settle the debts or obligations of such shareholder and the balance (if any) shall be paid to him or to his legal representatives.

26.
Where a sale has occurred following forfeiture or in order to realize a charge by the exercise in good faith of the powers vested in it as above, the Board of Directors may register such shares in the Register of Shareholders in the name of the purchaser, and the purchaser will not be under any obligation to examine the propriety of the transactions or the way in which the purchase price is used and after such shares have been registered in the register in his name, no person shall challenge the validity of the sale.

Share Bond to Bearer

27.
Subject to the provisions of any law, the Company may, in relation to any share that has been fully paid up, issue a share bond that declares that the bearer is the holder of the shares specified in the Share Bond (hereinafter: “share bond”).

28.	The Company may, by means of vouchers or another method, make provision for the order of payment of dividends or other distributions in respect of the shares included in the bond.

29.
The Board of Directors may stipulate, and may also vary from time to time, the conditions under which a share bond is issued and specifically the conditions under which a new share bond is issued, or a new voucher instead of the previous vouchers which have been defaced, lost or spoilt, or such conditions under which such share bond can be cancelled and the name of the holder thereof registered in the Register of Shareholders in relation to the shares specified in the bond. A holder of a share bond will be subject to the conditions that apply at that time whether they were imposed prior to issue of the share bond or subsequently.

No share bonds or share vouchers shall be issued in place of those that have been lost or destroyed, other than if it is proved to the satisfaction of the Board of Directors that such bond or vouchers have indeed been lost or destroyed.

30.
A share bond will entitle the holder thereof to the shares included in it, and shares shall be transferred by delivery of the share bond, and the provisions of the Company’s Articles in relation to transfer of shares and their transfer by operation of law shall not apply in relation to them.

Redeemable Securities

31.	The Company may issue redeemable securities and redeem them, on such conditions and at such times as shall be stipulated by the Board of Directors in relation to any such issue.

General Meetings

Convening the General Meetings

32.
Notice of a General Meeting shall be given in the manner prescribed in the Law. The Company shall not give notice as to a General Meeting to shareholders who are registered in the Registrar of Shareholders.

33.
The date of the convening of a General Meeting, to which Article Seven in Chapter Two of Part Three of the Companies Law applies, shall be no later than 60 days from the date of publication of notice of the meeting.

The Proceedings at General Meetings

34.
The quorum for the holding of a General Meeting is the presence of at least two shareholders who are present in person, or by a proxy, or by means of a written ballot (in the case of a General Meeting to which Article Seven in Chapter Two of Part Three of the Companies Law applies), and are the holders of or that represent at least one third of the voting rights in the Company, within half an hour from the time designated for the opening of the meeting.

35.
Where, at a General Meeting, a quorum is not present after the expiration of half an hour from the time designed for the start of the meeting, the meeting shall be postponed for one full week to the same day and the same time and at the same place, or to such other day, time and place as shall be designated by the Board of Directors in a notice to the shareholders, and at such postponed meeting the matters for which the initial meeting was called shall be discussed; where no quorum is present at such a postponed meeting, a quorum shall consist of two members who are present either in person or by a proxy, and also, in the case of a General Meeting to which Article Seven in Chapter Two of Part Three of the Companies Law applies, by means of a written ballot.

36.
The Chairman of the Board of Directors (if there is one) shall preside over any General Meeting. If there is no Chairman or if he is absent from the meeting within 15 minutes of the time designated for the meeting or if he declines to be Chairman of the meeting, the members who are present shall elect one of the Directors as Chairman of the meeting, or if there is no Director present or if all the Directors that are present decline to be Chairman of the meeting - one of the members present shall be elected as Chairman of the meeting.

Voting at the General Meetings

37.
A resolution of the Company in a General Meeting (except if otherwise provided in the Law or if otherwise expressly stated in these Articles) shall be deemed to have been duly adopted if it has gained a simple majority of votes of those participating in the vote.

38.
Where two or more persons are joint holders of a share, then in a vote on any question only the vote of the senior partner shall be accepted, either in person or by proxy, or by means of a written ballot, without taking into account the other joint registered holders of the share, and for such purpose the senior partner shall be deemed to be the person whose name is recorded first in the Register of Shareholders.

39.
Appointment of a proxy shall be in writing and be signed by the appointing party or his representative duly authorized in writing for such purpose. A corporate body shall vote by means of its representatives that are appointed by whoever is duly authorized to sign on behalf of such corporate body.

40.
Voting in accordance with the terms of a proxy shall be lawful even if the appointing party has previously died or became legally incompetent, has been wound up, been declared bankrupt or the instrument of appointment has been revoked or the share in respect of which it was given has been transferred, unless written notification has been received at the office prior to the meeting to the effect that such shareholder has died, has become legally incompetent, has been wound up, has been declared bankrupt or that the instrument of appointment has been revoked or that the share has been transferred.

41.
The instrument of appointment of a proxy and the power of attorney or other certificate (if any) or a copy certified by a notary shall be deposited at the office or such other place or places either in or outside Israel, as the Board of Directors shall stipulate from time to time generally, or in relation to a specific case - at least 48 hours prior to the time designated for the meeting or for the postponed meeting at which the person referred to in such document intends to vote in accordance with it. The instrument of appointment of a proxy shall not be valid in any way after 12 months have elapsed from the date on which it was signed.

42.
A shareholder in the Company will be entitled to vote at meetings of the Company by several proxies, who shall be appointed by him and provided that every proxy shall be appointed for different shares that are held by such shareholder. There shall be nothing to prevent any such proxy from voting in a different manner at meetings of the Company.

43.
No person shall be entitled to vote at any General Meeting or to be considered as counted among those present for as long as he is indebted to the Company for payment demanded in respect of the shares that he holds.

The Board of Directors

Appointment of and Office of Directors

44.	The number of Directors of the Company shall be prescribed from time to time by the General Meeting provided that it shall not be less than two and shall not exceed ten.

45.	The Board of Directors shall be elected at the Annual General Meeting and shall serve in office until the end of the Annual General Meeting following the meeting at which they were elected.

46.	Where no directors have been elected at the General Meeting, the Directors who were elected at the previous meeting shall continue in office.

47.
The term of office of the Directors shall commence on the date of their election, if it has not been otherwise stipulated in the resolution of the General Meeting at which they were elected, and where it has been otherwise stipulated in the resolution of the General Meeting at which they were elected - the term of office shall commence on the date stipulated in such resolution of the General Meeting.

48.	Directors whose term of office terminates may be re-elected.

49.
Except in respect of a Director whose term of office has terminated at the time of the meeting or a person who has been recommended for office as a Director by the Board of Directors, no candidate shall be proposed at a General Meeting to serve as a Director, unless, no less than 48 hours and no more than 42 days prior to the date fixed for the General Meeting, written notification is forwarded to the office of the Company, signed by a shareholder who is entitled to participate in a meeting in respect of which the notice has been sent and to vote at such meeting, of his intention to propose such a candidate for election to serve as a Director, to which the written consent of the said candidate for election shall be attached.

50.	The Directors, in such capacity, shall be entitled to receive remuneration as well as expenses that they have incurred in performance of their functions as Directors.

51.	The term of office of a Director shall terminate prior to the expiration of the term for which he was appointed upon the occurrence of one of the following events:

(a)	The Director has given written notice to the Company of his resignation.

(b)	He has been dismissed by the General Meeting as provided in Article 59.

(c)	He has been declared bankrupt.

(d)	He has become legally incompetent.

(e)	On his death, and in the case of a corporate body - if it has been resolved to wind up voluntarily or a winding up order has been issued in relation to it.

(f)	Upon satisfaction of the conditions specified in Sections 228(a) (2) or 228A (3) of the Companies Law.

(g)	In accordance with a resolution of the Board of Directors as provided in Section 231 of the Companies Law.

52.
Subject to the provisions of the Companies Law no director shall be disqualified because of his service in the Company from holding another office or serving in a profit bearing capacity in the Company, or in any other company in which the Company is a shareholder or from which it derives another benefit, or from contracting with the Company in a transaction in which he has a personal interest, of a direct or indirect nature.

53.
Where the office of a Director becomes vacant, the remaining Directors will be entitled to continue acting for as long as a majority of the total number of the Directors remaining is not less than two; in a case in which the number of Directors is less than two, the remaining Director may only act in order to summon a General Meeting of the Company.

54.
The Directors shall have the right at any time and from time to time, subject to the maximum number of Directors as stipulated by the General Meeting, to appoint any other person as a Director, either to fill a place that has accidentally become vacant or by way of addition to the Board of Directors. Any Director appointed as aforesaid shall only serve in office until the next Annual General Meeting and may be re-elected.

55.
The Company may at a General Meeting remove any Director from his office prior to the expiration of his term of office and it may, at a General Meeting, appoint in his place, another person as a Director of the Company; the person that has been appointed as aforesaid shall only serve in such office for the period of time that the Director that he has replaced would have served.

56.	Any Director may appoint an alternate for him, provided that the Directors agree to the appointment of such alternate Director.

Quorum at Meetings of the Board of Directors

57.
The quorum of the Directors required in order to conduct the Company’s business may be stipulated by the Board of Directors from time to time and if not stipulated as aforesaid the quorum shall be two Directors.

General Manager

58.
The Board of Directors may from time to time appoint one or more persons as General Manager of the Company, on such terms and conditions as it sees fit, and may give him powers at its discretion, and it may remove or dismiss him from his office and appoint another person in his place or vary and revoke the powers conferred on him, either wholly or partially, at its discretion at any time.

Exemption, Insurance and Indemnification

59.	The Company may in advance exempt an officeholder in it from some or all of his liability for damage as a result of a breach of the duty of care towards it.

60.	The Company may enter into a contract for insuring the liability of an officeholder in it in respect of a liability that is imposed on him in the future as a result of an action that he has taken by virtue of him being an officeholder in it, in each of the following cases:

(a)	Breach of duty of care vis a vis the Company or vis a vis any other person;

(b)
Breach of duty of trust vis a vis the Company provided that the officeholder has acted in good faith and had a reasonable basis for assuming that such action would not be prejudicial to the best interests of the Company;

(c)	A financial liability imposed on him in the future for the benefit of another person.

61.
The Company may indemnify an officeholder in it in respect of a liability or expense as specified in Paragraphs (1) and (2) which has been imposed on him as a result of an action that he took by virtue of his being an officeholder in it:

(1)
A financial liability imposed upon him for the benefit of another person under a Judgment, including a Judgment pronounced in a compromise settlement or in the award of an arbitrator which has been ratified by a court;

(2)
Reasonable expenses of litigation, including lawyers professional fees, which the officeholder has incurred or with which he has been charged by a Court in a proceeding brought against him by the Company or on its behalf or by another person or in a criminal indictment of which he has been acquitted or in a criminal indictment in which he has been convicted of a criminal offense that does not require proof of criminal intent.

63.
Indemnification as aforesaid may be granted ex post facto and may also be granted in advance provided that an undertaking in advance to indemnify an officeholder shall be restricted to such categories of events as it may in the opinion of the Board of Directors be possible to anticipate, at the time of giving such an undertaking for indemnification, and to such amount as the Board of Directors decides is reasonable in the circumstances of the case.

64.	The Company may not exempt an officeholder, indemnify an officeholder or enter into a contract to insure the liability of an officeholder in any of the following cases:

(1)
Breach of duty of trust, except for a breach of trust in circumstances in which the office holder acted in good faith and had a reasonable basis for assuming that such action would not be prejudicial to the best interests of the Company.

(2)	Breach of duty of care committed intentionally or recklessly.

(3)	An intentional act to unlawfully derive a personal profit.

(4)	A fine or a penalty imposed on him.

Signature of Behalf of the Company

65.	The signing authorities on behalf of the Company shall be decided from time to time by the Board of Directors of the Company.

The Company’s Auditor

66.	The General Meeting of the Company may appoint an Auditor who shall serve in such capacity until the end of the third annual meeting following that in which he was appointed.

67.	The remuneration of the Auditor shall be determined by the Board of Directors.

Alteration of the Articles

68.
An alteration of the Articles or any of the Articles shall be effected by a resolution which shall be adopted by a simple majority of the votes of those participating in a vote at the General Meeting of the Company.

Donations

69.	The Company may donate a reasonable sum for such a purpose which in the opinion of the Board of Directors is a worthy purpose.